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Exhibit 21.1

List of Subsidiaries

ENTITY                                               STATE OF INCORPORATION

Maxwell Technologies, Inc.                           Delaware
PurePulse Technologies, Inc.                         Delaware
I-Bus, Inc.                                          California
Maxwell Business Systems, Inc.                       California
Maxwell Technologies Systems Division, Inc.          California
Maxwell Energy Products, Inc.                        California
Phoenix Power Systems, Inc.                          California
I-Bus UK, Ltd.                                       United Kingdom
I-Bus Manufacturing, Ltd.                            United Kingdom
Space Electronics, Inc.                              Delaware
KD Components, Inc.                                  Nevada